                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

  As of September 30, 2000 the Company's subsidiaries, all wholly-owned and incorporated in California (except where noted otherwise) are:

    Grocers Equipment Co.
    Grocers and Merchants Insurance Service, Inc.
(1) Grocers Capital Company
    Springfield Insurance Company Limited (incorporated in Bermuda)
    Grocers Specialty Company
(2) Grocers Development Center, Inc.
    Grocers and Merchants Management Company
    Preferred Public Storage Company
    Crown Grocers, Inc.
    Grocers General Merchandise Company
(3) Springfield Insurance Company
(4) Banner Marketing, Inc.
(5) Cerp Acquisition Corp.
    Morga No. 12 Acquisition Corp.
    Walnut Creek No. 7 Acquisition Corp.
    Lauresm Corporation
(6) Sav Max Foods, Inc.
(7) Northwest Process, Inc.
(7) R&R Liquidating Corporation
(7) U.G. Resources, Inc.
(7) United Resources, Inc.
(7) Western Security Services, Ltd.
(7) Western Passage Express, Ltd.
--------
(1) Outstanding capital shares are owned by Grocers Equipment Co. (67.63%) and the Registrant (32.37%)
(2) Outstanding capital shares are owned by Grocers Equipment Co.
(3) Outstanding capital shares are owned by Grocers and Merchants Insurance Services, Inc.
(4) Outstanding capital shares are owned by Grocers Equipment Co.
(5) Outstanding capital shares are owned by Grocers Capital Company
(6) Outstanding capital shares are owned by Grocers Capital Company (10%) and Crown Grocers, Inc. (90%)
(7) Incorporated in Oregon